Exhibit 99.1

Safeguard Scientifics Announces fourth Quarter and

full-year 2019 Financial Results

Conference call and webcast today at 9:00 a.m. ET

Radnor, PA, February 27, 2020 — Safeguard Scientifics, Inc. (NYSE:SFE) (“Safeguard” or the “Company”) today announced financial results for the three months and 12 months ended December 31, 2019.

Highlights

•	Safeguard has returned over $187 million to our balance sheet since we began our new strategic direction in 2018 (including over $104 million in 2019) and we continue the pursuit of additional exits from our various company interests in an aggressive, but patient and rational manner.
•	During 2019 the Company fully repaid its outstanding debt and paid a $1.00 per share return of capital dividend.
•	At December 31, 2019, the Company’s balance of cash, cash equivalents and restricted cash totaled $25.0 million.
•	We committed to return value to our shareholders whenever we have in excess of a prudent minimum of liquidity. Presently, our Board has determined that minimum to be $25 million. When we exceed that level we intend to return value to shareholders in the form of either share repurchases and/or dividends.
•	Safeguard continues to prudently manage follow-on deployments to its ownership interests. Follow-on fundings totaled $2.2 million and $16.7 million for the three months and year ended December 31, 2019, respectively, in line with the expectations we established at the beginning of the year.
•	General and administrative expenses continued to decrease, totaling $2.1 million for the three months ended December 31, 2019 as compared to $2.6 million for the comparable prior year quarter, and totaling $10.0 million for the year ended December 31, 2019 as compared to $16.9 million for 2018.
•	Corporate expenses totaled $1.4 million and $7.1 million for the three months and year ended December 31, 2019, respectively, a substantial decline from $1.9 million and $9.9 million for the comparable prior year periods and well below the less than $8 million expectation established at the beginning of the year. Corporate expenses are general and administrative expenses excluding depreciation, severance, stock based compensation and other non-recurring items.
•	Our Board of Directors is now compensated solely with Safeguard equity and the size of the Board will be reduced to four from six directors at the Company’s upcoming annual meeting.

“We are pleased with what we accomplished in 2019. The most significant milestone we accomplished in 2019 was the $1.00 per share return of capital dividend we paid in December,” said Brian J. Sisko, Safeguard's President and CEO. “Most importantly, we continue to hold a valuable portfolio of ownership interests representing $230 million of deployed capital in 15 tech-enabled companies and all other ownership interests. The companies continue to mature and we are well-positioned to capitalize on exit opportunities that will create value for our shareholders. We remain on course with the timetable we outlined at the outset of our current strategy.”

For the year ended December 31, 2019, the Company’s net income was $54.6 million, or $2.64 per share, compared with a net loss of $15.6 million, or $0.76 per share, in 2018. For the three months ended December 31, 2019, Safeguard’s net loss was $0.7 million, or $0.03 per share, compared with a net loss of $16.6 million, or $0.81 per share, for the same period in 2018.

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OUTLOOK

“Now that all of our debt has been repaid, and given our current liquidity position, virtually all proceeds from monetization events will be available for return of value to our shareholders” said Mark A. Herndon, Safeguard’s Senior Vice President and Chief Financial Officer. “We will judiciously make deployments to protect our existing ownership interests as and where appropriate.” Corporate expenses for the year ended December 31, 2020 are forecasted to continue to decline and are expected to range from $6.4 to $6.8 million as compared to $7.1 million for the year ended December 31, 2019. Follow-on funding requirements for the full year of 2020 are forecasted to be between $5 and $10 million.

AGGREGATE COMPANY REVENUE

Aggregate annual revenue for 2019 for Safeguard’s 15 remaining ownership interests, which were formerly referred to as partner companies, was $357 million. Aggregate revenue for the same companies was $330 million for 2018, representing revenue growth of 8% for the entire portfolio. Excluding our digital media companies, the aggregate year-over-year revenue of Safeguard’s remaining portfolio of ownership interests grew at 41%. Note that revenue from “Other Ownership Interests” in the table below are excluded from this total.

OWNERSHIP INTERESTS AT DECEMBER 31, 2019

Companies	Category	Acquisition Year	Primary Ownership%	Carrying Value (in millions)	Cost (in millions)
Initial Revenue Stage: Up to $1 million in revenue
None
Expansion Stage: $1 million to $5 million in revenue
Moxe Health Corporation *	Healthcare	2016	29.9%	$5.4	$7.5
Traction Stage: $5 million to $10 million in revenue
InfoBionic, Inc. *	Healthcare	2014	25.2%	-	22.0
meQuilibrium *	Healthcare	2015	32.7%	3.8	13.0
Trice Medical, Inc.+ *	Healthcare	2014	16.6%	2.0	10.2
Zipnosis, Inc.+ *	Healthcare	2015	37.7%	3.1	10.0
Sonobi, Inc.	Digital Media	2015	21.6%	8.0	13.4
QuanticMind, Inc.	Digital Media	2015	24.2%	5.1	13.5
WebLinc, Inc.	Digital Media	2014	38.5%	5.9	16.1
Lumesis, Inc.	Financial Services	2012	43.5%	0.6	6.3
High Traction Stage: $10 million to $15 million in revenue
Clutch Holdings, Inc.	Digital Media	2013	41.2%	5.5	16.6
Prognos Health, Inc.	Healthcare	2011	28.7%	4.8	12.6
Greater than $15 million in revenue
Aktana, Inc.+ *	Healthcare	2016	17.8%	3.5	11.7
Syapse, Inc.*	Healthcare	2014	20.0%	1.6	20.6
Flashtalking	Digital Media	2018	10.1%	11.0	19.2
MediaMath, Inc.	Digital Media	2009	13.3%	-	15.5
Other Ownership Interests
T-REX Group	Financial Services	2016		6.0	6.0
Velano Vascular	Healthcare	2013		3.1	1.7
All others	Various			7.7	14.3
			TOTAL:	$77.1	$230.2

+ Company progressed into higher revenue stage this quarter.

* Company progressed into higher revenue stage this year.

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CONFERENCE CALL AND WEBCAST DETAILS

Please call 10-15 minutes prior to the call to register.

Date: Thursday, February 27, 2020

Time: 9:00 am ET

Webcast: www.safeguard.com/events

Live Number: 833-236-5756 // (International) 647-689-4184

Replay Number: 800-585-8367 // (International) 416-621-4642

Access Code: 1495918

Speakers: President and Chief Executive Officer, Brian J. Sisko; and Senior Vice President and Chief Financial Officer, Mark A. Herndon

Format: Discussion of fourth quarter and full-year 2019 financial results followed by Q&A

Replay will be available through March 27, 2020 at 11:59 pm ET. For more information please contact IR@safeguard.com.

About Safeguard Scientifics

Historically, Safeguard Scientifics (NYSE:SFE) has provided capital and relevant expertise to fuel the growth of technology-driven businesses. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. For more information, please visit www.safeguard.com.

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding Safeguard’s initiatives taken or contemplated to enhance and unlock value for all of its shareholders, Safeguard’s efforts to execute on and implement its strategy to streamline its organizational structure, reduce its operating costs, pursue monetization opportunities for ownership interests and maximize the return of value to its shareholders, Safeguard’s ability to create, unlock, enhance and maximize shareholder value, the effect of Safeguard’s management succession plan on driving increased organizational effectiveness and efficiencies, the ability of the management team to execute Safeguard’s strategy, the availability of, the timing of, and the proceeds that may ultimately be derived from the monetization of ownership interests, Safeguard’s projections regarding the reduction in its ongoing operating expenses, Safeguard’s projections regarding annualized operating expenses and expected severance expenses, monetization opportunities for ownership interests, and the amount of net proceeds from the monetization of ownership interests that will enable the return of value to Safeguard shareholders after satisfying working capital needs and the timing of such return of value. Such forward-looking statements are not guarantees of future operational or financial performance and are based on current expectations that involve a number of uncertainties, risks and assumptions that are difficult to predict. Therefore, actual outcomes and/or results may differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the monetization of our ownership interests for maximum value or at all and the return of value to our shareholders, our ability to successfully execute on our strategy to streamline our organizational structure and align our cost structure to increase shareholder value, whether our strategy will better position us to focus our resources on the highest-return opportunities and deliver enhanced shareholder value, the ongoing support of our existing ownership interests, the fact that our ownership interests may vary from period to period, challenges to achieving liquidity from our ownership interests, fluctuations in the market prices of any publicly traded holdings, if any, competition, our inability to obtain maximum value for our ownership interests, our ability to attract and retain qualified employees, market valuations in sectors in which our ownership interests operate, our inability to control our ownership interests, our need to manage our assets to avoid registration under the Investment Company Act of 1940, risks, disruption, costs and uncertainty caused by or related to the actions of activist shareholders, including that if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create value for our shareholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity that may adversely affect our business, and risks associated with our ownership interests, including the fact that most of our ownership interests have a limited operating history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s ownership interests operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past operational and financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

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SAFEGUARD CONTACT:

John E. Shave III, IRC

Safeguard Investor Relations

(610) 975-4952

jshave@safeguard.com

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Safeguard Scientifics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2019	December 31, 2018
Assets
Cash, cash equivalents, restricted cash and marketable securities	$25,053	$46,158
Other current assets	1,297	577
Total current assets	26,350	46,735
Ownership interests in and advances	77,129	95,585
Other assets	4,098	3,417
Total Assets	$107,577	$145,737

Liabilities and Equity
Other current liabilities	$2,429	5,780
Credit facility - current	—	22,100
Credit facility repayment feature	—	5,060
Total current liabilities	2,429	32,940
Credit facility - non-current	—	43,014
Lease liability - non-current	2,380	—
Other long-term liabilities	1,027	2,804
Total equity	101,741	66,979
Total Liabilities and Equity	$107,577	$145,737

Safeguard Scientifics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Operating expenses	$2,060	$2,618	$9,982	$16,871
Operating loss	(2,060)	(2,618)	(9,982)	(16,871)

Other income (loss), net	2,245	(193)	12,255	(5,158)
Interest, net	174	(6,021)	(11,979)	(13,261)
Equity income (loss), net	(1,057)	(7,791)	64,267	19,661

Net income (loss) before income taxes	(698)	(16,623)	54,561	(15,629)
Income tax benefit (expense)	—	—	—	—
Net income (loss)	$(698)	$(16,623)	$54,561	$(15,629)

Net income (loss) per share:
Basic	$(0.03)	$(0.81)	$2.64	$(0.76)
Diluted	$(0.03)	$(0.81)	$2.64	$(0.76)

Weighted average shares used in computing income (loss) per share:
Basic	20,674	20,568	20,636	20,544
Diluted	20,674	20,568	20,636	20,544

Safeguard Scientifics, Inc.

Partner Company Financial Data

(in thousands)

Additional Financial Information

Non-GAAP Measures

In discussing financial results and guidance, the Company refers to the measure "corporate costs" which is not in accordance with Generally Accepted Accounting Principles (GAAP). We use this non-GAAP financial measure internally to make operating and strategic decisions, including evaluating our overall performance and as a factor in determining compensation for certain employees.  We have defined corporate expenses as general and administrative costs excluding Depreciation, Stock based compensation, severance and retirement costs, and non-recurring items and other. Non-recurring items and other in 2019 includes accruals related to the Company's LTIP plan that will not be paid until reaching a specified threshold within that plan and dividend payments treated as compensation related to unvested restricted shares pursuant to the terms of those arrangements. Non-recurring items and other in 2018 include certain professional fees related to shareholder activist matters. We believe presenting this non-GAAP financial measure provides additional information to facilitate comparison of our historical operating costs and their trends, and provides additional transparency on how we evaluate our cost structure. We also believe presenting this measure allows investors to view our performance using the same measure that we use in evaluating our performance and trends.

Corporate expenses reconciliation:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Corporate expenses	$1,404	$1,894	$7,118	$9,854

Depreciation	—	485	808	692
Stock based compensation	303	113	1,237	966
Severance and retirement costs	32	126	248	3,942
Non-recurring items and other	321	—	571	1,417
General and administrative costs	$2,060	$2,618	$9,982	$16,871